Exhibit 99.1

News Release
Contacts:
Dana Ripley	Jennifer Thompson
Media	Investors/Analysts
(612) 303-3167	(612) 303-0778

U.S. BANCORP REPORTS FIRST QUARTER 2017 EARNINGS

Earnings Per Diluted Common Share of $0.82

Return on average assets of 1.35 percent and average common equity of 13.3 percent

Returned 78 percent of earnings to shareholders

MINNEAPOLIS, April 19, 2017 — U.S. Bancorp (NYSE: USB) today reported net income of $1,473 million for the first quarter of 2017, or $0.82 per diluted common share, compared with $1,386 million, or $0.76 per diluted common share, in the first quarter of 2016.

Highlights for the first quarter of 2017 included:

•	Industry-leading return on average assets of 1.35 percent and return on average common equity of 13.3 percent

•	Net interest income (taxable-equivalent basis) grew 3.7 percent year-over-year and declined slightly on a linked quarter basis due to fewer days in the quarter

•	Net interest margin of 3.03 percent for the first quarter of 2017 decreased 3 basis points from the first quarter of 2016, due to loan mix and reinvestment yields, and grew 5 basis points over the fourth quarter of 2016, due to the favorable impact of higher interest rates

•	Average total loans grew 4.1 percent over the first quarter of 2016 and 0.2 percent linked quarter

•	Noninterest income increased 8.4 percent on a year-over-year basis

•	Payment services revenue increased 4.9 percent led by credit and debit card revenue growth of 9.8 percent

•	Trust and investment management fees increased 8.6 percent

•	Mortgage banking revenue increased 10.7 percent

•	Nonperforming assets decreased 13.0 percent on a year-over-year basis and 6.7 percent on a linked quarter basis

•	Strong capital position. At March 31, 2017, the estimated common equity tier 1 capital to risk-weighted assets ratio was 9.2 percent using the Basel III fully implemented standardized approach and was 11.5 percent using the Basel III fully implemented advanced approaches method.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

EARNINGS SUMMARY					Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q17 vs	1Q17 vs
	2017	2016	2016	4Q16	1Q16
Net income attributable to U.S. Bancorp	$1,473	$1,478	$1,386	(.3)	6.3
Diluted earnings per common share	$.82	$.82	$.76	—	7.9
Return on average assets (%)	1.35	1.32	1.32
Return on average common equity (%)	13.3	13.1	13.0
Net interest margin (%)	3.03	2.98	3.06
Efficiency ratio (%) (a)	55.6	55.3	54.6
Tangible efficiency ratio (%) (a)	54.8	54.5	53.7
Dividends declared per common share	$.280	$.280	$.255	—	9.8
Book value per common share (period end)	$25.05	$24.63	$23.82	1.7	5.2

(a)	See Non-GAAP Financial Measures reconciliation on page 21

Net income attributable to U.S. Bancorp was $1,473 million for the first quarter of 2017, 6.3 percent higher than the $1,386 million for the first quarter of 2016, and 0.3 percent lower than the $1,478 million for the fourth quarter of 2016. Diluted earnings per common share of $0.82 in the first quarter of 2017 were $0.06 higher than the first quarter of 2016 and were unchanged from the fourth quarter of 2016. The increase in net income year-over-year was principally due to total net revenue growth, including an increase in net interest income of 3.7 percent on a taxable-equivalent basis (3.9 percent as reported on a GAAP basis), mainly a result of loan growth, and an increase in noninterest income of 8.4 percent, driven by higher payment services revenue, trust and investment management fees and mortgage banking revenue. This increase was partially offset by higher noninterest expense due to increased compensation expense related to hiring to support business growth and compliance programs as well as merit increases and higher variable compensation expense. The decrease in net income on a linked quarter basis was principally due to a decrease in total net revenue of 2.0 percent, reflecting lower net interest income of 0.3 percent, due to two fewer days, and a decrease in noninterest income of 4.2 percent driven by seasonally lower payment services revenue and a decline in mortgage banking revenue. These decreases were mostly offset by a decline in noninterest expense of 2.0 percent mainly from seasonally lower costs from investments in tax-advantaged projects and professional services expense, along with lower income tax expense.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

U.S. Bancorp President and Chief Executive Officer Andy Cecere said, “U.S. Bancorp once again delivered industry-leading returns and profitability in the first quarter of 2017 as we leveraged our diverse business platform and our investments in innovation to deliver the entire bank to our customers in the ways they want to interact with us. We strive to continually improve upon our best-in-class performance, and we are well positioned to do so against the backdrop of an evolving economic and regulatory environment.

“In the first quarter, we maintained our industry-leading performance—a U.S. Bancorp hallmark. Our return on average common equity was 13.3 percent and, compared to a year ago, diluted earnings per share grew by 7.9 percent, supported by strong revenue growth and stable credit quality. We also returned 78 percent of earnings to shareholders.

“In everything we do at U.S. Bancorp, we work to become the most trusted choice for our customers, shareholders and communities. In the first quarter, we were fortunate to be recognized for our commitment to ethics and integrity by the Ethisphere Institute, which named U.S. Bank to its World’s Most Ethical Companies list for the third year in a row. We are proud of this recognition and how it affirms our culture of trust. It is a culture that was fortified by our Executive Chairman Richard Davis and a culture that I will preserve and cultivate in my new role.

“I am excited for the future and working with our employees who have a unique capability to help U.S. Bancorp deliver consistent growth while exploring innovations that create dynamic opportunities with our customers, and accomplishing it all with a commitment to being our customers’ most trusted partner. We are well positioned to create long-term value for our shareholders, customers, communities and employees.”

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

INCOME STATEMENT HIGHLIGHTS					Table 2

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q17 vs	1Q17 vs
	2017	2016	2016	4Q16	1Q16
Net interest income	$2,945	$2,955	$2,835	(.3)	3.9
Taxable-equivalent adjustment	50	49	53	2.0	(5.7)

Net interest income (taxable-equivalent basis)	2,995	3,004	2,888	(.3)	3.7
Noninterest income	2,329	2,431	2,149	(4.2)	8.4

Total net revenue	5,324	5,435	5,037	(2.0)	5.7
Noninterest expense	2,944	3,004	2,749	(2.0)	7.1

Income before provision and income taxes	2,380	2,431	2,288	(2.1)	4.0
Provision for credit losses	345	342	330	.9	4.5

Income before taxes	2,035	2,089	1,958	(2.6)	3.9
Income taxes and taxable-equivalent adjustment	549	598	557	(8.2)	(1.4)

Net income	1,486	1,491	1,401	(.3)	6.1
Net (income) loss attributable to noncontrolling interests	(13)	(13)	(15)	—	13.3

Net income attributable to U.S. Bancorp	$1,473	$1,478	$1,386	(.3)	6.3

Net income applicable to U.S. Bancorp common shareholders	$1,387	$1,391	$1,329	(.3)	4.4

Diluted earnings per common share	$.82	$.82	$.76	—	7.9

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

NET INTEREST INCOME					Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q17 vs	1Q17 vs
	2017	2016	2016	4Q16	1Q16
Components of net interest income
Income on earning assets	$3,451	$3,424	$3,275	$27	$176
Expense on interest-bearing liabilities	456	420	387	36	69

Net interest income	$2,995	$3,004	$2,888	$(9)	$107

Average yields and rates paid
Earning assets yield	3.49%	3.40%	3.48%	.09%	.01%
Rate paid on interest-bearing liabilities	.62	.57	.56	.05	.06

Gross interest margin	2.87%	2.83%	2.92%	.04%	(.05)%

Net interest margin	3.03%	2.98%	3.06%	.05%	(.03)%

Average balances
Investment securities (a)	$110,764	$110,386	$106,031	$378	$4,733
Loans	273,158	272,671	262,281	487	10,877
Earning assets	399,281	401,971	378,208	(2,690)	21,073
Interest-bearing liabilities	296,170	295,288	279,516	882	16,654

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the first quarter of 2017 was $2,995 million, an increase of $107 million (3.7 percent) over the first quarter of 2016. The increase was principally driven by loan growth, partially offset by a lower net interest margin. Average earning assets were $21.1 billion (5.6 percent) higher than the first quarter of 2016, driven by increases of $10.9 billion (4.1 percent) in average total loans, $4.7 billion (4.5 percent) in average investment securities and higher average cash balances. Net interest income on a taxable-equivalent basis decreased $9 million (0.3 percent) linked quarter driven by the impact of two fewer days in the first quarter. In addition, higher net interest margin was partially offset by lower average earning assets, mainly average loans held for sale and average cash balances.

The net interest margin in the first quarter of 2017 was 3.03 percent, compared with 3.06 percent in the first quarter of 2016, and 2.98 percent in the fourth quarter of 2016. The decrease in the net interest margin of 3 basis points on a year-over-year basis reflected the net impact of loan mix, lower yield on securities purchased, higher rates paid on deposits, and a shift in interest-bearing liabilities mix. On a linked quarter basis, the increase of 5 basis points was principally due to the benefit of asset repricing during a period of rising rates.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Investment Securities

Average investment securities in the first quarter of 2017 were $4.7 billion (4.5 percent) higher year-over-year and $378 million (0.3 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. Treasury securities, partially offset by a reduction in U.S. government agency-backed securities, net of prepayments and maturities, in support of liquidity management.

AVERAGE LOANS					Table 4

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q17 vs	1Q17 vs
	2017	2016	2016	4Q16	1Q16
Commercial	$88,284	$88,448	$84,582	(.2)	4.4
Lease financing	5,455	5,359	5,238	1.8	4.1

Total commercial	93,739	93,807	89,820	(.1)	4.4
Commercial mortgages	31,461	31,767	31,836	(1.0)	(1.2)
Construction and development	11,697	11,624	10,565	.6	10.7

Total commercial real estate	43,158	43,391	42,401	(.5)	1.8
Residential mortgages	57,900	56,718	54,208	2.1	6.8
Credit card	20,845	20,942	20,244	(.5)	3.0
Retail leasing	6,469	6,191	5,179	4.5	24.9
Home equity and second mortgages	16,259	16,444	16,368	(1.1)	(.7)
Other	31,056	31,245	29,550	(.6)	5.1

Total other retail	53,784	53,880	51,097	(.2)	5.3

Total loans, excluding covered loans	269,426	268,738	257,770	.3	4.5

Covered loans	3,732	3,933	4,511	(5.1)	(17.3)

Total loans	$273,158	$272,671	$262,281	.2	4.1

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Loans

Average total loans were $10.9 billion (4.1 percent) higher in the first quarter of 2017 than the first quarter of 2016. The increase was due to growth in total commercial loans (4.4 percent), residential mortgages (6.8 percent), total other retail loans (5.3 percent), total commercial real estate (1.8 percent) and credit card loans (3.0 percent). These increases were partially offset by run-off in the covered loans portfolio (17.3 percent). Average total loans were $487 million (0.2 percent) higher in the first quarter of 2017 than the fourth quarter of 2016. This increase was primarily driven by linked quarter growth in residential mortgages (2.1 percent) and retail leasing (4.5 percent), partially offset by a decline in total commercial real estate (0.5 percent), home equity and second mortgages (1.1 percent) and covered loans (5.1 percent).

AVERAGE DEPOSITS					Table 5

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q17 vs	1Q17 vs
	2017	2016	2016	4Q16	1Q16
Noninterest-bearing deposits	$80,738	$84,892	$78,569	(4.9)	2.8
Interest-bearing savings deposits
Interest checking	65,681	64,647	57,910	1.6	13.4
Money market savings	108,759	106,637	86,462	2.0	25.8
Savings accounts	42,609	41,310	39,250	3.1	8.6

Total savings deposits	217,049	212,594	183,622	2.1	18.2
Time deposits	30,646	31,697	33,687	(3.3)	(9.0)

Total interest-bearing deposits	247,695	244,291	217,309	1.4	14.0

Total deposits	$328,433	$329,183	$295,878	(.2)	11.0

Deposits

Average total deposits for the first quarter of 2017 were $32.6 billion (11.0 percent) higher than the first quarter of 2016. Average noninterest-bearing deposits increased $2.2 billion (2.8 percent) year-over-year mainly in Consumer and Small Business Banking and Wealth Management and Securities Services. Average total savings deposits were $33.4 billion (18.2 percent) higher year-over-year, the result of growth across all business lines. Average time deposits were $3.0 billion (9.0 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Average total deposits decreased $750 million (0.2 percent) from the fourth quarter of 2016. On a linked quarter basis, average noninterest-bearing deposits seasonally decreased $4.2 billion (4.9 percent) across all business lines, while average total savings deposits grew $4.5 billion (2.1 percent) reflecting increases in Consumer and Small Business Banking and Wealth Management and Securities Services, partially offset by decreases in Wholesale Banking and Commercial Real Estate. Average time deposits, which are managed based on funding needs, relative pricing, and liquidity characteristics, decreased $1.1 billion (3.3 percent) on a linked quarter basis.

NONINTEREST INCOME					Table 6

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q17 vs	1Q17 vs
	2017	2016	2016	4Q16	1Q16
Credit and debit card revenue	$292	$316	$266	(7.6)	9.8
Corporate payment products revenue	179	171	170	4.7	5.3
Merchant processing services	378	404	373	(6.4)	1.3
ATM processing services	85	87	80	(2.3)	6.3
Trust and investment management fees	368	368	339	—	8.6
Deposit service charges	177	186	168	(4.8)	5.4
Treasury management fees	153	147	142	4.1	7.7
Commercial products revenue	207	217	197	(4.6)	5.1
Mortgage banking revenue	207	240	187	(13.8)	10.7
Investment products fees	40	38	40	5.3	—
Securities gains (losses), net	29	6	3	nm	nm
Other	214	251	184	(14.7)	16.3

Total noninterest income	$2,329	$2,431	$2,149	(4.2)	8.4

Noninterest Income

First quarter noninterest income of $2,329 million was $180 million (8.4 percent) higher than the first quarter of 2016, driven by increases in payment services revenue, trust and investment management fees, mortgage banking and other revenue. Payment services revenue was higher principally due to an increase in credit and debit card revenue of $26 million (9.8 percent), reflecting higher sales volumes. Merchant processing services revenue increased $5 million (1.3 percent). Adjusted for the approximate $5 million impact of foreign currency rate changes, year-over-year merchant processing services revenue increased approximately 2.7 percent. Trust and investment management fees increased $29 million (8.6 percent)

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

primarily due to improved market conditions and account growth, along with lower money market fee waivers. Mortgage banking revenue increased $20 million (10.7 percent) mainly due to the valuation of mortgage servicing rights, net of hedging activities. Other income increased $30 million (16.3 percent) compared with the prior year quarter, primarily due to higher equity investment income in the first quarter of 2017.

Noninterest income was $102 million (4.2 percent) lower in the first quarter of 2017 than the fourth quarter of 2016 driven by an expected decline in mortgage banking revenue and other income, along with seasonally lower fee-based revenue including credit and debit card revenue, merchant processing services revenue and deposit service charges, partially offset by securities gains. Mortgage banking revenue decreased $33 million (13.8 percent), reflecting seasonality and lower origination and sales volume. Other income decreased $37 million (14.7 percent) primarily driven by lower syndication revenue related to refinancings from tax credits. Credit and debit card revenue decreased $24 million (7.6 percent) mainly due to seasonally lower sales volume. Merchant processing services revenue decreased $26 million (6.4 percent) primarily as a result of seasonality and the timing of marketing incentives from card associations. Deposit service charges decreased $9 million (4.8 percent) due to seasonally lower transaction volumes, while commercial products revenue decreased $10 million (4.6 percent) due to lower syndication fees.

NONINTEREST EXPENSE					Table 7

($ in millions)				Percent Change	Percent Change
	1Q 2017	4Q 2016	1Q 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Compensation	$1,391	$1,357	$1,249	2.5	11.4
Employee benefits	314	261	300	20.3	4.7
Net occupancy and equipment	247	247	248	—	(.4)
Professional services	96	156	98	(38.5)	(2.0)
Marketing and business development	90	107	77	(15.9)	16.9
Technology and communications	235	238	233	(1.3)	.9
Postage, printing and supplies	81	75	79	8.0	2.5
Other intangibles	44	45	45	(2.2)	(2.2)
Other	446	518	420	(13.9)	6.2

Total noninterest expense	$2,944	$3,004	$2,749	(2.0)	7.1

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Noninterest Expense

First quarter noninterest expense of $2,944 million was $195 million (7.1 percent) higher than the first quarter of 2016, primarily due to higher compensation, employee benefits, marketing and business development expense and other expense. Compensation expense increased $142 million (11.4 percent) principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation. Employee benefits expense increased $14 million (4.7 percent) primarily driven by higher payroll taxes. Marketing and business development expense increased $13 million (16.9 percent) to support new business development. Other expense was $26 million (6.2 percent) higher primarily reflecting the impact of the FDIC insurance surcharge, which began in the third quarter of 2016.

Noninterest expense decreased $60 million (2.0 percent) on a linked quarter basis driven by seasonally lower costs related to investments in tax-advantaged projects, lower professional services and marketing and business development expense, partially offset by higher employee benefits and compensation expense. Other noninterest expense decreased $72 million (13.9 percent) primarily due to seasonally lower costs related to investments in tax-advantaged projects. Professional services expense was $60 million (38.5 percent) lower primarily due to the timing of business initiatives and a decrease in costs related to compliance and legal matters. Marketing and business development expense decreased $17 million (15.9 percent) due to the timing of certain marketing campaigns and seasonally lower travel costs. Partially offsetting these declines was a seasonal increase in employee benefits expense of $53 million (20.3 percent) primarily driven by seasonally higher payroll tax and healthcare expenses, in addition to an increase in compensation expense of $34 million (2.5 percent) reflecting the impact of variable compensation including the timing of stock-based compensation grants and merit increases.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2017 resulted in a tax rate on a taxable-equivalent basis of 27.0 percent (effective tax rate of 25.1 percent), compared with 28.4 percent (effective tax rate of 26.5 percent) in the first quarter of 2016, and 28.6 percent (effective tax rate of 26.9 percent) in the fourth quarter of 2016. The lower tax rate for the first quarter of 2017 reflects the tax benefit associated with stock-based compensation under new accounting guidance effective the first quarter of 2017. The impact of this guidance is expected to principally be reflected in the first quarter of each year.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

ALLOWANCE FOR CREDIT LOSSES									Table 8

($ in millions)	1Q 2017	% (b)	4Q 2016	% (b)	3Q 2016	% (b)	2Q 2016	% (b)	1Q 2016	% (b)
Balance, beginning of period	$4,357		$4,338		$4,329		$4,320		$4,306
Net charge-offs
Commercial	71	.33	71	.32	84	.38	74	.34	78	.37
Lease financing	4	.30	5	.37	3	.23	5	.38	5	.38

Total commercial	75	.32	76	.32	87	.37	79	.34	83	.37
Commercial mortgages	(1)	(.01)	(3)	(.04)	5	.06	(4)	(.05)	(2)	(.03)
Construction and development	(1)	(.03)	(6)	(.21)	(4)	(.14)	4	.15	(3)	(.11)

Total commercial real estate	(2)	(.02)	(9)	(.08)	1	.01	—	—	(5)	(.05)
Residential mortgages	12	.08	12	.08	12	.08	17	.12	19	.14
Credit card	190	3.70	181	3.44	161	3.11	170	3.39	164	3.26
Retail leasing	3	.19	1	.06	1	.07	2	.15	1	.08
Home equity and second mortgages	(1)	(.02)	(1)	(.02)	1	.02	(1)	(.02)	2	.05
Other	58	.76	62	.79	52	.68	50	.68	51	.69

Total other retail	60	.45	62	.46	54	.41	51	.40	54	.43

Total net charge-offs, excluding covered loans	335	.50	322	.48	315	.47	317	.49	315	.49
Covered loans	—	—	—	—	—	—	—	—	—	—

Total net charge-offs	335	.50	322	.47	315	.46	317	.48	315	.48
Provision for credit losses	345		342		325		327		330
Other changes (a)	(1)		(1)		(1)		(1)		(1)

Balance, end of period	$4,366		$4,357		$4,338		$4,329		$4,320

Components
Allowance for loan losses	$3,816		$3,813		$3,797		$3,806		$3,853
Liability for unfunded credit commitments	550		544		541		523		467

Total allowance for credit losses	$4,366		$4,357		$4,338		$4,329		$4,320

Gross charge-offs	$417		$405		$398		$407		$405
Gross recoveries	$82		$83		$83		$90		$90
Allowance for credit losses as a percentage of Period-end loans, excluding covered loans	1.61		1.60		1.61		1.62		1.65
Nonperforming loans, excluding covered loans	338		317		309		311		302
Nonperforming assets, excluding covered assets	296		275		264		263		255
Period-end loans	1.60		1.59		1.60		1.61		1.63
Nonperforming loans	338		318		310		312		303
Nonperforming assets	292		272		261		259		251

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Credit Quality

The Company’s provision for credit losses for the first quarter of 2017 was $345 million, which was $3 million (0.9 percent) higher than the prior quarter and $15 million (4.5 percent) higher than the first quarter of 2016. Credit quality was relatively stable compared with the fourth quarter of 2016.

The provision for credit losses was $10 million higher than net charge-offs in the first quarter of 2017, $20 million higher than net charge-offs in the fourth quarter of 2016, and $15 million higher than net charge-offs in the first quarter of 2016. The reserve build for the first quarter of 2017 was $10 million lower than the prior quarter due to lower portfolio growth and stable credit quality. Total net charge-offs in the first quarter of 2017 were $335 million, compared with $322 million in the fourth quarter of 2016, and $315 million in the first quarter of 2016. Net charge-offs increased $13 million (4.0 percent) compared with the fourth quarter of 2016 mainly due to seasonally higher credit card loan net charge-offs and lower total commercial real estate recoveries. Net charge-offs increased $20 million (6.3 percent) compared with the first quarter of 2016 primarily due to higher credit card loan and total other retail net charge-offs, partially offset by lower net charge-offs related to total commercial and residential mortgages. The net charge-off ratio was 0.50 percent in the first quarter of 2017, compared with 0.47 percent in the fourth quarter of 2016 and 0.48 percent in the first quarter of 2016.

The allowance for credit losses was $4,366 million at March 31, 2017, compared with $4,357 million at December 31, 2016, and $4,320 million at March 31, 2016. The ratio of the allowance for credit losses to period-end loans was 1.60 percent at March 31, 2017, compared with 1.59 percent at December 31, 2016, and 1.63 percent at March 31, 2016. The ratio of the allowance for credit losses to nonperforming loans was 338 percent at March 31, 2017, compared with 318 percent at December 31, 2016, and 303 percent at March 31, 2016.

Nonperforming assets were $1,495 million at March 31, 2017, compared with $1,603 million at December 31, 2016, and $1,719 million at March 31, 2016. The ratio of nonperforming assets to loans and other real estate was 0.55 percent at March 31, 2017, compared with 0.59 percent at December 31, 2016, and 0.65 percent at March 31, 2016. The $108 million (6.7 percent) decrease in nonperforming assets on a linked quarter basis was driven by improvements in commercial loans, commercial real estate, residential mortgages and other real estate. The $224 million (13.0 percent) decrease in nonperforming assets on a year-over-year basis was driven by commercial loans, residential mortgages and other real estate. Accruing loans 90 days or more past due were $718 million ($524 million excluding covered loans) at March 31, 2017,

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

compared with $764 million ($552 million excluding covered loans) at December 31, 2016, and $804 million ($528 million excluding covered loans) at March 31, 2016.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9

(Percent)
	Mar 31 2017	Dec 31 2016	Sep 30 2016	Jun 30 2016	Mar 31 2016
Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.06	.05	.05	.05
Commercial real estate	.01	.02	.02	.03	.04
Residential mortgages	.24	.27	.28	.27	.31
Credit card	1.23	1.16	1.11	.98	1.10
Other retail	.14	.15	.14	.13	.15
Total loans, excluding covered loans	.19	.20	.19	.18	.20
Covered loans	5.34	5.53	5.72	5.81	6.23
Total loans	.26	.28	.28	.27	.30
Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.52	.57	.61	.58	.57
Commercial real estate	.27	.31	.26	.27	.28
Residential mortgages	1.23	1.31	1.37	1.39	1.54
Credit card	1.24	1.18	1.13	1.00	1.14
Other retail	.43	.45	.42	.43	.45
Total loans, excluding covered loans	.67	.71	.72	.70	.75
Covered loans	5.53	5.68	5.89	5.98	6.39
Total loans	.73	.78	.79	.79	.84

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

ASSET QUALITY					Table 10

($ in millions)
	Mar 31 2017	Dec 31 2016	Sep 30 2016	Jun 30 2016	Mar 31 2016
Nonperforming loans
Commercial	$397	$443	$477	$450	$457
Lease financing	42	40	40	39	16

Total commercial	439	483	517	489	473
Commercial mortgages	74	87	98	91	94
Construction and development	36	37	7	12	10

Total commercial real estate	110	124	105	103	104
Residential mortgages	575	595	614	628	677
Credit card	2	3	4	5	7
Other retail	157	157	153	157	157

Total nonperforming loans, excluding covered loans	1,283	1,362	1,393	1,382	1,418
Covered loans	7	6	7	7	7

Total nonperforming loans	1,290	1,368	1,400	1,389	1,425
Other real estate (a)	155	186	213	229	242
Covered other real estate (a)	22	26	28	34	33
Other nonperforming assets	28	23	23	20	19

Total nonperforming assets (b)	$1,495	$1,603	$1,664	$1,672	$1,719

Total nonperforming assets, excluding covered assets	$1,466	$1,571	$1,629	$1,631	$1,679

Accruing loans 90 days or more past due, excluding covered loans	$524	$552	$518	$478	$528

Accruing loans 90 days or more past due	$718	$764	$748	$724	$804

Performing restructured loans, excluding GNMA and covered loans	$2,478	$2,557	$2,672	$2,676	$2,735

Performing restructured GNMA and covered loans	$1,746	$1,604	$1,375	$1,602	$1,851

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.54	.58	.61	.62	.64
Nonperforming assets to loans plus ORE (%)	.55	.59	.61	.62	.65

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

COMMON SHARES					Table 11

(Millions)	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Beginning shares outstanding	1,697	1,705	1,719	1,732	1,745
Shares issued for stock incentive plans, acquisitions and other corporate purposes	6	6	2	2	3
Shares repurchased	(11)	(14)	(16)	(15)	(16)

Ending shares outstanding	1,692	1,697	1,705	1,719	1,732

CAPITAL POSITION					Table 12

($ in millions)	Mar 31 2017	Dec 31 2016	Sep 30 2016	Jun 30 2016	Mar 31 2016
Total U.S. Bancorp shareholders’ equity	$47,798	$47,298	$47,759	$47,390	$46,755
Standardized Approach
Basel III transitional standardized approach
Common equity tier 1 capital	$33,847	$33,720	$33,827	$33,444	$32,827
Tier 1 capital	39,374	39,421	39,531	39,148	38,532
Total risk-based capital	47,279	47,355	47,452	47,049	45,412
Common equity tier 1 capital ratio	9.5%	9.4%	9.5%	9.5%	9.5%
Tier 1 capital ratio	11.0	11.0	11.1	11.1	11.1
Total risk-based capital ratio	13.3	13.2	13.3	13.4	13.1
Leverage ratio	9.1	9.0	9.2	9.3	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (a)	9.2	9.1	9.3	9.3	9.2
Advanced Approaches
Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	11.8	12.2	12.4	12.3	12.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (a)	11.5	11.7	12.1	12.0	11.9
Tangible common equity to tangible assets (a)	7.6	7.5	7.5	7.6	7.7
Tangible common equity to risk-weighted assets (a)	9.4	9.2	9.3	9.3	9.3

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(a)	See Non-GAAP Financial Measures reconciliation on page 21

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Capital Management

Total U.S. Bancorp shareholders’ equity was $47.8 billion at March 31, 2017, compared with $47.3 billion at December 31, 2016, and $46.8 billion at March 31, 2016. During the first quarter, the Company returned 78 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented standardized approach was 9.2 percent at March 31, 2017, compared with 9.1 percent at December 31, 2016, and 9.2 percent at March 31, 2016. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented advanced approaches method was 11.5 percent at March 31, 2017, compared with 11.7 percent at December 31, 2016, and 11.9 percent at March 31, 2016.

On Wednesday, April 19, 2017, at 8:00 a.m. CT, Andy Cecere, president and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 73528771. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CT on Wednesday, April 19 and be accessible through Wednesday, April 26 at 11:00 p.m. CT. To access the recording within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 73528771.

Minneapolis-based U.S. Bancorp (NYSE: USB), with $450 billion in assets as of March 31, 2017, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,091 banking offices in 25 states and 4,838 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These capital measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator of the currently effective ratios, which are subject to certain transitional provisions, temporarily excludes a portion of unrealized gains and losses related to available-for-sale securities and retirement plan obligations, and includes a portion of capital related to intangible assets, other than mortgage servicing rights. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2017	2016
Interest Income
Loans	$2,797	$2,644
Loans held for sale	35	31
Investment securities	530	517
Other interest income	38	29

Total interest income	3,400	3,221
Interest Expense
Deposits	199	139
Short-term borrowings	66	65
Long-term debt	190	182

Total interest expense	455	386

Net interest income	2,945	2,835
Provision for credit losses	345	330

Net interest income after provision for credit losses	2,600	2,505
Noninterest Income
Credit and debit card revenue	292	266
Corporate payment products revenue	179	170
Merchant processing services	378	373
ATM processing services	85	80
Trust and investment management fees	368	339
Deposit service charges	177	168
Treasury management fees	153	142
Commercial products revenue	207	197
Mortgage banking revenue	207	187
Investment products fees	40	40
Securities gains (losses), net	29	3
Other	214	184

Total noninterest income	2,329	2,149
Noninterest Expense
Compensation	1,391	1,249
Employee benefits	314	300
Net occupancy and equipment	247	248
Professional services	96	98
Marketing and business development	90	77
Technology and communications	235	233
Postage, printing and supplies	81	79
Other intangibles	44	45
Other	446	420

Total noninterest expense	2,944	2,749

Income before income taxes	1,985	1,905
Applicable income taxes	499	504

Net income	1,486	1,401
Net (income) loss attributable to noncontrolling interests	(13)	(15)

Net income attributable to U.S. Bancorp	$1,473	$1,386

Net income applicable to U.S. Bancorp common shareholders	$1,387	$1,329

Earnings per common share	$.82	$.77
Diluted earnings per common share	$.82	$.76
Dividends declared per common share	$.280	$.255
Average common shares outstanding	1,694	1,737
Average diluted common shares outstanding	1,701	1,743

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	March 31, 2017	December 31, 2016	March 31, 2016
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$20,319	$15,705	$10,981
Investment securities
Held-to-maturity	43,393	42,991	42,113
Available-for-sale	67,031	66,284	64,912
Loans held for sale	2,738	4,826	4,005
Loans
Commercial	94,491	93,386	91,277
Commercial real estate	42,832	43,098	42,743
Residential mortgages	58,266	57,274	54,955
Credit card	20,387	21,749	19,957
Other retail	53,966	53,864	51,161

Total loans, excluding covered loans	269,942	269,371	260,093
Covered loans	3,635	3,836	4,429

Total loans	273,577	273,207	264,522
Less allowance for loan losses	(3,816)	(3,813)	(3,853)

Net loans	269,761	269,394	260,669
Premises and equipment	2,432	2,443	2,486
Goodwill	9,348	9,344	9,368
Other intangible assets	3,313	3,303	3,042
Other assets	31,187	31,674	31,062

Total assets	$449,522	$445,964	$428,638

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$85,222	$86,097	$80,407
Interest-bearing	251,651	248,493	225,941

Total deposits	336,873	334,590	306,348
Short-term borrowings	12,183	13,963	23,777
Long-term debt	35,948	33,323	34,872
Other liabilities	16,085	16,155	16,248

Total liabilities	401,089	398,031	381,245
Shareholders’ equity
Preferred stock	5,419	5,501	5,501
Common stock	21	21	21
Capital surplus	8,388	8,440	8,368
Retained earnings	51,069	50,151	47,267
Less treasury stock	(15,660)	(15,280)	(13,658)
Accumulated other comprehensive income (loss)	(1,439)	(1,535)	(744)

Total U.S. Bancorp shareholders’ equity	47,798	47,298	46,755
Noncontrolling interests	635	635	638

Total equity	48,433	47,933	47,393

Total liabilities and equity	$449,522	$445,964	$428,638

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U.S. Bancorp Reports First Quarter 2017 Results

April 19, 2017

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total equity	$48,433	$47,933	$48,399	$48,029	$47,393
Preferred stock	(5,419)	(5,501)	(5,501)	(5,501)	(5,501)
Noncontrolling interests	(635)	(635)	(640)	(639)	(638)
Goodwill (net of deferred tax liability) (1)	(8,186)	(8,203)	(8,239)	(8,246)	(8,270)
Intangible assets, other than mortgage servicing rights	(671)	(712)	(756)	(796)	(820)

Tangible common equity (a)	33,522	32,882	33,263	32,847	32,164
Tangible common equity (as calculated above)	33,522	32,882	33,263	32,847	32,164
Adjustments (2)	(136)	(55)	97	133	99

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	33,386	32,827	33,360	32,980	32,263
Total assets	449,522	445,964	454,134	438,463	428,638
Goodwill (net of deferred tax liability) (1)	(8,186)	(8,203)	(8,239)	(8,246)	(8,270)
Intangible assets, other than mortgage servicing rights	(671)	(712)	(756)	(796)	(820)

Tangible assets (c)	440,665	437,049	445,139	429,421	419,548
Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	356,373 *	358,237	356,733	351,462	346,227
Adjustments (3)	4,731 *	4,027	3,165	3,079	3,485

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	361,104 *	362,264	359,898	354,541	349,712
Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	285,963 *	277,141	272,832	271,495	267,309
Adjustments (4)	5,046 *	4,295	3,372	3,283	3,707

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	291,009 *	281,436	276,204	274,778	271,016
Ratios *
Tangible common equity to tangible assets (a)/(c)	7.6%	7.5%	7.5%	7.6%	7.7%
Tangible common equity to risk-weighted assets (a)/(d)	9.4	9.2	9.3	9.3	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the
Basel III fully implemented standardized approach (b)/(e)	9.2	9.1	9.3	9.3	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the
Basel III fully implemented advanced approaches (b)/(f)	11.5	11.7	12.1	12.0	11.9

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net interest income	$2,945	$2,955	$2,893	$2,845	$2,835
Taxable-equivalent adjustment (5)	50	49	50	51	53

Net interest income, on a taxable-equivalent basis	2,995	3,004	2,943	2,896	2,888
Net interest income, on a taxable-equivalent basis (as calculated above)	2,995	3,004	2,943	2,896	2,888
Noninterest income	2,329	2,431	2,445	2,552	2,149
Less: Securities gains (losses), net	29	6	10	3	3

Total net revenue, excluding net securities gains (losses) (g)	5,295	5,429	5,378	5,445	5,034
Noninterest expense (h)	2,944	3,004	2,931	2,992	2,749
Less: Intangible amortization	44	45	45	44	45

Noninterest expense, excluding intangible amortization (i)	2,900	2,959	2,886	2,948	2,704
Efficiency ratio (h)/(g)	55.6%	55.3%	54.5%	54.9%	54.6%
Tangible efficiency ratio (i)/(g)	54.8	54.5	53.7	54.1	53.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.
(5)	Utilizes a tax rate of 35 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

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Supplemental Business Line Schedules

1Q 2017

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)

($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		1Q 2017
Business Line	1Q 2017	4Q 2016	1Q 2016	1Q17 vs 4Q16	1Q17 vs 1Q16	Earnings Composition
Wholesale Banking and
Commercial Real Estate	$259	$274	$118	(5.5)	nm	18%
Consumer and Small Business
Banking	295	298	354	(1.0)	(16.7)	20
Wealth Management and
Securities Services	109	106	78	2.8	39.7	7
Payment Services	274	313	287	(12.5)	(4.5)	19
Treasury and Corporate Support	536	487	549	10.1	(2.4)	36

Consolidated Company	$1,473	$1,478	$1,386	(.3)	6.3	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2017, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

WHOLESALE BANKING AND COMMERCIAL REAL ESTATE (a)

($ in millions)
				Percent Change
	1Q 2017	4Q 2016	1Q 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$587	$603	$529	(2.7)	11.0
Noninterest income	244	220	206	10.9	18.4
Securities gains (losses), net	(3)	2	—	nm	nm

Total net revenue	828	825	735	.4	12.7
Noninterest expense	384	371	348	3.5	10.3
Other intangibles	1	1	1	—	—

Total noninterest expense	385	372	349	3.5	10.3

Income before provision and taxes	443	453	386	(2.2)	14.8
Provision for credit losses	36	23	201	56.5	(82.1)

Income before income taxes	407	430	185	(5.3)	nm
Income taxes and taxable-equivalent adjustment	148	156	67	(5.1)	nm

Net income	259	274	118	(5.5)	nm
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to U.S. Bancorp	$259	$274	$118	(5.5)	nm

Average Balance Sheet Data
Loans	$93,727	$93,645	$90,148	.1	4.0
Other earning assets	2,882	2,833	2,237	1.7	28.8
Goodwill	1,647	1,647	1,647	—	—
Other intangible assets	15	16	18	(6.3)	(16.7)
Assets	102,308	102,464	98,444	(.2)	3.9
Noninterest-bearing deposits	36,882	37,919	36,702	(2.7)	.5
Interest-bearing deposits	70,491	72,159	54,804	(2.3)	28.6

Total deposits	107,373	110,078	91,506	(2.5)	17.3
Total U.S. Bancorp shareholders’ equity	9,680	9,201	8,817	5.2	9.8

(a)	preliminary data

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $259 million of the Company’s net income in the first quarter of 2017, compared with $118 million in the first quarter of 2016. Wholesale Banking and Commercial Real Estate’s net income increased $141 million over the same

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

quarter of 2016 primarily due to a decrease in the provision for credit losses as well as an increase in net interest income and noninterest income, partially offset by an increase in noninterest expense. Total net revenue increased $93 million (12.7 percent) due to a $58 million (11.0 percent) increase in net interest income and a $35 million (17.0 percent) increase in total noninterest income. Net interest income increased year-over-year primarily due to higher average loan and deposit balances along with the impact of higher rates on the margin benefit from deposits, partially offset by lower spread on loans reflecting a competitive marketplace. Noninterest income increased year-over-year primarily due to higher capital markets volume and higher foreign currency customer activity. Total noninterest expense was $36 million (10.3 percent) higher compared with a year ago primarily due to an increase in variable costs allocated to manage the business, including the impact of the FDIC surcharge, and higher variable compensation. Provision for credit losses decreased $165 million (82.1 percent) primarily due to the impacts of reserve build for energy sector downgrades in the prior year, along with lower net charge-offs.

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

CONSUMER AND SMALL BUSINESS BANKING (a)

($ in millions)
				Percent Change
	1Q 2017	4Q 2016	1Q 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,222	$1,229	$1,157	(.6)	5.6
Noninterest income	585	627	551	(6.7)	6.2
Securities gains (losses), net	—	—	—	—	—

Total net revenue	1,807	1,856	1,708	(2.6)	5.8
Noninterest expense	1,272	1,308	1,210	(2.8)	5.1
Other intangibles	7	8	8	(12.5)	(12.5)

Total noninterest expense	1,279	1,316	1,218	(2.8)	5.0

Income before provision and taxes	528	540	490	(2.2)	7.8
Provision for credit losses	65	71	(67)	(8.5)	nm

Income before income taxes	463	469	557	(1.3)	(16.9)
Income taxes and taxable-equivalent adjustment	168	171	203	(1.8)	(17.2)

Net income	295	298	354	(1.0)	(16.7)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to U.S. Bancorp	$295	$298	$354	(1.0)	(16.7)

Average Balance Sheet Data
Loans	$139,124	$138,702	$133,669	.3	4.1
Other earning assets	4,022	5,476	3,723	(26.6)	8.0
Goodwill	3,681	3,681	3,681	—	—
Other intangible assets	2,768	2,508	2,513	10.4	10.1
Assets	153,666	154,896	148,019	(.8)	3.8
Noninterest-bearing deposits	26,974	28,806	25,965	(6.4)	3.9
Interest-bearing deposits	119,475	117,407	112,917	1.8	5.8

Total deposits	146,449	146,213	138,882	.2	5.4
Total U.S. Bancorp shareholders’ equity	11,523	11,354	11,019	1.5	4.6

(a)	preliminary data

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Small Business Banking contributed $295 million of the Company’s net income in the first quarter of 2017, compared with $354 million in the first quarter of 2016. Consumer and Small Business Banking’s net income decreased $59 million (16.7 percent) from the same quarter of 2016 due to an increase

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

in the provision for credit losses and an increase in noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased $99 million (5.8 percent) due to higher net interest income and noninterest income. Net interest income increased $65 million (5.6 percent) primarily due to higher average loan and deposit balances along with the impact of higher rates on the margin benefit from deposits, partially offset by lower spread on loans. Noninterest income was $34 million (6.2 percent) higher than a year ago, reflecting higher mortgage banking revenue driven by the value of mortgage servicing rights, net of hedging activities. Total noninterest expense in the first quarter of 2017 increased $61 million (5.0 percent) over the same quarter of the prior year primarily due to higher compensation and employee benefits expense, reflecting the impact of increased staffing and merit increases, and higher net shared services expense, reflecting the impact of implementation costs of capital investments to support business growth. The provision for credit losses increased $132 million primarily due to the release of reserves in the first quarter of 2016 as a result of improvements in the mortgage portfolio.

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

WEALTH MANAGEMENT AND SECURITIES SERVICES (a)

($ in millions)
				Percent Change
	1Q 2017	4Q 2016	1Q 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$179	$163	$117	9.8	53.0
Noninterest income	398	406	379	(2.0)	5.0
Securities gains (losses), net	—	—	—	—	—

Total net revenue	577	569	496	1.4	16.3
Noninterest expense	399	399	370	—	7.8
Other intangibles	5	6	6	(16.7)	(16.7)

Total noninterest expense	404	405	376	(.2)	7.4

Income before provision and taxes	173	164	120	5.5	44.2
Provision for credit losses	1	(2)	(2)	nm	nm

Income before income taxes	172	166	122	3.6	41.0
Income taxes and taxable-equivalent adjustment	63	60	44	5.0	43.2

Net income	109	106	78	2.8	39.7
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to U.S. Bancorp	$109	$106	$78	2.8	39.7

Average Balance Sheet Data
Loans	$7,957	$7,645	$7,044	4.1	13.0
Other earning assets	153	145	137	5.5	11.7
Goodwill	1,566	1,567	1,567	(.1)	(.1)
Other intangible assets	87	93	109	(6.5)	(20.2)
Assets	11,437	10,654	10,285	7.3	11.2
Noninterest-bearing deposits	13,862	15,124	12,889	(8.3)	7.5
Interest-bearing deposits	56,937	53,911	45,585	5.6	24.9

Total deposits	70,799	69,035	58,474	2.6	21.1
Total U.S. Bancorp shareholders’ equity	2,402	2,392	2,374	.4	1.2

(a)	preliminary data

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $109 million of the Company’s net income in the first quarter of 2017, compared with $78 million in the first quarter of 2016. The business line’s contribution was $31 million (39.7 percent) higher than the same quarter of 2016,

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

reflecting an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $81 million (16.3 percent) year-over-year driven by an increase in net interest income of $62 million (53.0 percent), principally due to higher average loan and deposit balances along with the impact of higher rates on the margin benefit from deposits. Noninterest income increased $19 million (5.0 percent) principally due to improved market conditions and account growth, along with the impact of lower money market fee waivers. Total noninterest expense increased $28 million (7.4 percent) primarily as a result of higher compensation and employee benefits expense, reflecting the impact of higher staffing and merit increases, higher net shared services expense, and higher other expense including the impact of the FDIC surcharge. The provision for credit losses was relatively flat compared with the prior year quarter.

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

PAYMENT SERVICES (a)

($ in millions)

				Percent Change
	1Q 2017	4Q 2016	1Q 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$549	$562	$527	(2.3)	4.2
Noninterest income	857	911	816	(5.9)	5.0
Securities gains (losses), net	—	—	—	—	—

Total net revenue	1,406	1,473	1,343	(4.5)	4.7
Noninterest expense	692	686	656	.9	5.5
Other intangibles	31	30	30	3.3	3.3

Total noninterest expense	723	716	686	1.0	5.4

Income before provision and taxes	683	757	657	(9.8)	4.0
Provision for credit losses	241	254	192	(5.1)	25.5

Income before income taxes	442	503	465	(12.1)	(4.9)
Income taxes and taxable-equivalent adjustment	161	183	169	(12.0)	(4.7)

Net income	281	320	296	(12.2)	(5.1)
Net (income) loss attributable to noncontrolling interests	(7)	(7)	(9)	—	22.2

Net income attributable to U.S. Bancorp	$274	$313	$287	(12.5)	(4.5)

Average Balance Sheet Data
Loans	$28,936	$29,265	$27,817	(1.1)	4.0
Other earning assets	257	258	600	(.4)	(57.2)
Goodwill	2,453	2,456	2,464	(.1)	(.4)
Other intangible assets	437	465	508	(6.0)	(14.0)
Assets	34,588	34,891	33,999	(.9)	1.7
Noninterest-bearing deposits	1,024	964	961	6.2	6.6
Interest-bearing deposits	99	99	95	—	4.2

Total deposits	1,123	1,063	1,056	5.6	6.3
Total U.S. Bancorp shareholders’ equity	6,407	6,470	6,326	(1.0)	1.3

(a)	preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $274 million of the Company’s net income in the first quarter of 2017, compared with $287 million in the first quarter of 2016. The $13 million (4.5 percent) decrease in the business line’s contribution from the prior year was primarily due to an increase in the provision for credit

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

losses and an increase in noninterest expense, partially offset by an increase in total net revenue, which grew $63 million (4.7 percent) year-over-year. Net interest income increased $22 million (4.2 percent) primarily due to higher average loan balances and rates in addition to higher fees. Total noninterest income was $41 million (5.0 percent) higher year-over-year due to an increase in credit and debit card revenue, corporate payment products revenue and merchant processing services revenue driven by higher volumes. Total noninterest expense increased $37 million (5.4 percent) over the first quarter of 2016 principally due to higher compensation and employee benefits expense, reflecting higher staffing to support business investment and compliance programs and merit increases, and higher net shared services expense. The provision for credit losses increased $49 million (25.5 percent) due to higher net charge-offs and an unfavorable change in the reserve allocation.

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

TREASURY AND CORPORATE SUPPORT (a)

($ in millions)

				Percent Change
	1Q 2017	4Q 2016	1Q 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$458	$447	$558	2.5	(17.9)
Noninterest income	216	261	194	(17.2)	11.3
Securities gains (losses), net	32	4	3	nm	nm

Total net revenue	706	712	755	(.8)	(6.5)
Noninterest expense	153	195	120	(21.5)	27.5
Other intangibles	—	—	—	—	—

Total noninterest expense	153	195	120	(21.5)	27.5

Income before provision and taxes	553	517	635	7.0	(12.9)
Provision for credit losses	2	(4)	6	nm	(66.7)

Income before income taxes	551	521	629	5.8	(12.4)
Income taxes and taxable-equivalent adjustment	9	28	74	(67.9)	(87.8)

Net income	542	493	555	9.9	(2.3)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(6)	—	—

Net income attributable to U.S. Bancorp	$536	$487	$549	10.1	(2.4)

Average Balance Sheet Data
Loans	$3,414	$3,414	$3,603	—	(5.2)
Other earning assets	118,809	120,588	109,230	(1.5)	8.8
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	—
Assets	139,312	141,998	130,810	(1.9)	6.5
Noninterest-bearing deposits	1,996	2,079	2,052	(4.0)	(2.7)
Interest-bearing deposits	693	715	3,908	(3.1)	(82.3)

Total deposits	2,689	2,794	5,960	(3.8)	(54.9)
Total U.S. Bancorp shareholders’ equity	17,911	18,218	18,202	(1.7)	(1.6)

(a)	preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $536 million in the first quarter of 2017, compared with $549 million in the first quarter of 2016. The decrease in net income of $13 million (2.4 percent) from the prior year quarter was primarily due to a

U.S. Bancorp First Quarter 2017 Business Line Results

April 19, 2017

decrease in total net revenue and an increase in total noninterest expense. Net interest income decreased $100 million (17.9 percent) from the first quarter of 2016 principally due to the impact of higher rates credited to the business lines on deposits, partially offset by growth in the investment portfolio. Total noninterest income increased $51 million (25.9 percent) from the first quarter of last year principally due to income from equity investments. Total noninterest expense increased $33 million (27.5 percent) principally due to higher compensation expense, reflecting the impact of increased staffing and merit increases including variable compensation. These increases were partially offset by lower net shared services expense. The provision for credit losses was $4 million (66.7 percent) lower year-over-year due to lower net charge-offs and a favorable change in the reserve allocation.